                                                                    EXHIBIT 23.2


                         Independent Auditors' Consent


The Board of Trustees of
Security Capital Pacific Trust


With respect to the accompanying registration statement of Form S-3 of Security Capital Pacific Trust, we consent to:

(i) incorporation by reference of our report dated January 29, 1997, except as to note 13, which is as of March 10, 1997, relating to the balance sheets of Security Capital Pacific Trust as of December 31, 1996 and 1995, the related statements of earnings, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, and the related schedule as of December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K of Security Capital Pacific Trust;

(ii) the incorporation by reference of our audit report dated February 7, 1997 relating to the combined statement of revenues and certain expenses for certain multifamily communities for the year ended December 31, 1995, which report appears in the current report on Form 8-K of Security Capital Pacific Trust dated February 20, 1997;

(iii) the incorporation by reference of our audit report dated July 3, 1997 relating to the combined statement of revenues and certain expenses for certain multifamily communities for the year ended December 31, 1996, which report appears in the current report on Form 8-K of Security Capital Pacific Trust dated July 21, 1997; and

(iv) the reference to our firm under the heading "Experts" in the registration statement.



                                        KPMG PEAT MARWICK LLP


Chicago, Illinois
December 12, 1997